Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	December 1, 2021
Contact:	Ryan Rhoads
(949) 346-2708

PS Business Parks, Inc. Announces Special Dividend to Be Paid in the Fourth Quarter 2021

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today announced that its Board of Directors recently declared a one-time dividend of $4.60 per share of common stock, payable on December 30, 2021 to stockholders of record on December 15, 2021. This one-time dividend distribution will be paid in addition to the previously announced quarterly dividend of $1.05 per share of common stock, also payable on December 30, 2021 to stockholders of record on December 15, 2021.

“We are pleased to announce the declaration of a special dividend to be paid in the fourth quarter, providing a meaningful return to our stockholders,” said Mac Chandler, the Company’s President and Chief Executive Officer. “In 2021, we continued to execute on our strategy to unlock value in our portfolio and increase our long-term earnings growth rate.”

The Company and its Board of Directors determined this one-time dividend distribution is necessary to meet distribution requirements to maintain its elected status as a real estate investment trust (“REIT”) as defined by the Internal Revenue Code of 1986, as amended, based on its preliminary estimate of its 2021 REIT taxable income. The Company has included in its estimate of its 2021 REIT taxable income long-term capital gain attributable to assets which it sold or is expected to sell in tax year 2021 after taking into account the assets acquired which qualify as Section 1031 exchanges.

As of the date of this announcement, the Company had closed during 2021 the sale of a 371,000 industrial-flex business park located in San Diego, California, a 244,000 square foot office business park located in Herndon, Virginia, a 198,000 square foot office-oriented business park located in Chantilly, Virginia, and a 22,000 square foot industrial-flex building located in Irving, Texas, and expects to close before year end the sale of a 53,000 square foot office building in Beltsville, Maryland (collectively, the “2021 Dispositions”). The Company previously announced the acquisition of Port America Industrial Park in September 2021, a 718,000 multi-tenant industrial business park in Grapevine, Texas, and today announced that it acquired Jupiter Business Park in November 2021, a 141,000 industrial business park located in Plano, Texas, for a purchase price of $25.5 million (collectively, the “2021 Acquisitions”). The Company has determined that the 2021 Acquisitions, which were acquired for an aggregate purchase price of $148.5 million, qualify as Section 1031 exchanges against a portion of the 2021 Dispositions, which were sold for an aggregate net sales price of $398.7 million. The Company noted that the implied aggregate sale cap rate of the 2021 Dispositions was approximately 2.3% based on estimated 2021 net operating income from the disposed properties1 and the aggregate cap rate of the 2021 Acquisitions was approximately 3.8% based on underwritten 2022 net operating income from the acquired properties.

Company Information

PS Business Parks, Inc. (NYSE:PSB), a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office. Located primarily in major coastal markets, PS Business Parks’ 97 properties serve 5,000 tenants in 28 million square feet of space as of December 1, 2021. The portfolio also includes 800 residential units (including units in-process).

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Based on estimated full year 2021 net operating income assuming the Company had owned the properties for the entire year. Net operating income is a measure that is not defined in accordance with U.S. generally accepted accounting principles (“GAAP”). Refer to the Company’s annual report filed on Form 10-K or quarterly reports filed on Form 10-Q for its definition of net operating income and reconciliation to the closest analogous GAAP measure.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; security breaches, including ransomware, or a failure of the Company’s networks, systems or technology, which could adversely impact the Company’s operations or its business, customer and employee relationships or result in fraudulent payments; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the third quarter operating results, is available on the Company’s website at psbusinessparks.com.

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